EXHIBIT 99.1

Plug Power Announces 2013 Fourth Quarter and Year-End Results

Growth Continues: Customer Order Goal for Q1 2014 Already Exceeded

LATHAM, N.Y., March 13, 2014 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its 2013 fourth quarter and year-end financial results.

Plug Power's growing sales momentum in 2013 continued as the year progressed, with bookings in the fourth quarter of $32 million.

Strong fourth quarter product sales and maintenance orders were received from significant customers such as Walmart, Kroger, BMW and Mercedes-Benz. These orders followed on the heels of an investor update on October 8th during which CEO Andy Marsh discussed company plans to expand into providing hydrogen to customers and revealed negotiations that were underway for new multi-site deals with several customers preparing to deploy fuel cells in their material handling fleets.

Sales orders for the year 2014 already exceed $60 million. The company also has a strong balance sheet, with over $66 million in cash as of today.

In January 2014, Plug Power launched its new all-inclusive GenKey solution that provides customers with GenDrive fuel cells, GenFuel hydrogen infrastructure and fuel supply, and GenCare year-round maintenance service. In February, Plug Power announced that Walmart would be the first multiple site GenKey customer, with a contract that is being implemented at six Walmart North America distribution centers over the next two years.

"Although a lot has happened since our last call, I am more bullish than ever that Plug Power is moving into a rapid-growth cycle," said Andy Marsh. "We kicked off the first quarter of 2014 by signing a multi-site, multi-year GenKey contract with Walmart that surpassed our Q1 goals. I firmly believe that this continuing momentum will carry on throughout 2014, and that orders for this year will total more than $150 million – almost four times our total for 2013. We also are on track to achieve our goal of EBITDAS break even by Q3 2014."

Financial Results

The financial information below consists of preliminary estimates prepared by Plug Power's management and as such may be subject to final adjustment. Therefore, actual results may differ from these estimates. The final financial information will be included in our filing of the Form 10-K on or before March 31, 2014.

Total revenue for the fourth quarter of 2013 was $8.0 million, comprised of $7.8 million for product and service revenue and $0.2 million for research and development (R&D) contract revenue. This compares to total revenue of $5.9 million in the fourth quarter of 2012, which was comprised of $5.7 million for product and service revenue and $0.2 million for R&D contract revenue.

For the full year 2013, total revenue was $26.6 million, comprised of $25.1 million for product and service revenue and $1.5 million for R&D contract revenue. This compares to total revenue of $26.1 million in 2012, which was comprised of $24.4 million for product and service revenue and $1.7 million for R&D contract revenue.

The Company shipped 279 units during the fourth quarter of 2013 compared to 518 units in the fourth quarter of 2012. For the full year, the Company shipped 918 units compared to 1,391 in 2012.

Total cost of revenue for the fourth quarter of 2013 was $11.2 million, comprised of $10.6 million for cost of product and service revenue and $0.6 million for cost of R&D contract revenue. This compares to total cost of revenue of $9.5 million in the fourth quarter of 2012, which was comprised of $9.1 million for cost of product and service revenue and $0.4 million for cost of R&D contract revenue.

For the full year 2013, total cost of revenue was $37.8 million, comprised of $35.3 million for cost of product and service revenue and $2.5 million for cost of R&D contract revenue. This compares to total cost of revenue of $40.5 million in 2012, which was comprised of $37.7 million for cost of product and service revenue and $2.8 million for cost of R&D contract revenue.

R&D expenses for the fourth quarter and year ended 2013 were $0.8 million and $3.1 million, respectively. This compares to the fourth quarter and year ended 2012 of $1.3 million and $5.4 million, respectively.

Selling, general and administrative (SG&A) expenses for the fourth quarter and year ended 2013 were $3.5 million and $12.3 million, respectively. This compares to the fourth quarter and year ended 2012 of $4.0 million and $14.6 million, respectively.

Net loss for the fourth quarter and year ended 2013 was $28.9 million, or $0.28 per share on a basic and diluted basis, and $62.7 million, or $0.83 per share on a basic and diluted basis, respectively. Included in the net loss for the fourth quarter and year ended 2013 were charges related to the change in fair value of previously issued common stock warrants of $20.9 million and $37.1 million, respectively. Excluding these items from both periods, adjusted net loss for the fourth quarter and year ended 2013 was $8.0 million, or $0.08 per share on a basic and diluted basis, and $25.7 million, or $0.34 per diluted share.

Net loss for the fourth quarter and year ended 2012 was $8.5 million, or $0.22 per share on a basic and diluted basis, and $31.9 million, or $0.93 per share on a basic and diluted basis, respectively. Included in the net loss for the fourth quarter and year ended 2012 were benefits related to the change in fair value of previously issued common stock warrants of $1.1 million and $4.9 million, respectively. Excluding these items from both periods, adjusted net loss for the fourth quarter and year ended 2012 was $9.6 million, or $0.25 per share on a basic and diluted basis, and $36.7 million, or $1.07 per share on a basic and diluted basis, respectively.

The accompanying consolidated financial information and reconciliation tables provide additional information on the Company's year-to-date performance including a reconciliation of net income, as reported, to net income, as adjusted.

Cash and Liquidity

Net cash used in operating activities for the fourth quarter and full year 2013 was $8.9 million and $26.9 million respectively. Plug Power had cash and cash equivalents of $5.0 million and net working capital of $11.1 million at December 31, 2013. This compares to $9.4 million and $6.9 million, respectively, at December 31, 2012.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the fourth quarter of 2013. Interested parties are invited to listen to the conference call by calling 877.407.8291.

The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at http://www.media-server.com/m/p/ge6327sd. A playback of the call will be available online for a period following the event.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power is revolutionizing the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders, including Walmart, Sysco, Procter & Gamble, and Mercedes Benz, forged the path for Plug Power's innovative GenKey hydrogen and fuel cell system solutions. With more than 4,500 GenDrive units deployed to material handling customers, accumulating over 20 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power's expected use of the net proceeds from the offering. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power's control and may cause Plug Power's actual results to differ materially from the expectations in Plug Power's forward-looking statements including the risk that Plug Power does not become profitable when expected or at all or requires additional external funding to become profitable, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders; the cost and timing of developing, marketing and selling Plug Power's products and its ability to fund such costs; the risk that Plug Power does not achieve the expected gross margin on the sale of its products; the risk that actual net cash used for operating expenses exceeds the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power's products; market acceptance of Plug Power's GenDrive systems; Plug Power's ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power's products; Plug Power's ability to develop commercially viable products; Plug Power's ability to reduce product and manufacturing costs; Plug Power's ability to successfully expand its product lines; Plug Power's ability to improve system reliability for Plug Power's GenDrive system; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power's ability to manufacture products on a large-scale commercial basis; Plug Power's ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed in the reports Plug Power files from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$ 5,027	$ 9,380
Accounts receivable, net	6,429	4,022
Inventory	10,406	8,550
Prepaid expenses and other current assets	1,851	1,988

Total current assets	23,713	23,940

Restricted cash	500	--
Property, plant and equipment, net	5,278	6,708
Leased property under capital lease, net	2,453	2,970
Note receivable	510	571
Intangible assets, net	2,902	5,271

Total assets	$ 35,356	$ 39,460

Liabilities, Redeemable Preferred Stock, and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$ --	$ 3,381
Accounts payable	3,094	3,558
Accrued expenses	3,069	3,828
Product warranty reserve	1,608	2,672
Deferred revenue	3,435	2,950
Obligations under capital lease	718	650
Other current liabilities	679	--

Total current liabilities	12,603	17,039

Obligations under capital leases	587	1,305
Deferred revenue	5,579	4,362
Common stock warrant liability	28,830	476
Finance obligation	2,492	--
Other liabilities	766	1,248

Total liabilities	50,857	24,430

Redeemable preferred stock	2,371	--
Stockholders' equity	(17,872)	15,030

Total liabilities, redeemable preferred stock, and stockholders' equity	$ 35,356	$ 39,460

Statements of Operations (Dollars in thousands):	Three months ended Dec 31,		Twelve months ended Dec 31,
(unaudited)
	2013	2012	2013	2012
Revenue
Product and service revenue	$ 7,765	$ 5,696	$ 25,105	$ 24,407
Research and development contract revenue	267	226	1,496	1,701
Total revenue	8,032	5,922	26,601	26,108

Cost of revenue and expenses
Cost of product and service revenue	10,559	9,106	35,343	37,658
Cost of research and development contract revenue	623	415	2,506	2,805
Research and development expense	778	1,345	3,121	5,434
Selling, general and administrative expenses	3,475	4,020	12,325	14,577
Amortization of intangible assets	566	580	2,271	2,306

Operating loss	(7,969)	(9,544)	(28,965)	(36,672)

Interest and other income	67	55	150	226
Change in fair value of common stock warrant liability	(20,931)	1,118	(37,102)	4,845
Interest and other expense	(44)	(103)	(398)	(261)
Gain on sale of equity interest in joint venture	--	--	3,235	--

Loss before income taxes	$ (28,877)	$ (8,474)	$ (63,080)	$ (31,862)

Income tax benefit	--	--	410	--

Net loss attributable to the Company	$ (28,877)	$ (8,474)	$ (62,670)	$ (31,862)

Preferred stock dividends declared	(52)	--	(121)	--

Net loss attributable to common shareholders	$ (28,929)	$ (8,474)	$ (62,791)	$ (31,862)

Loss per share: Basic and diluted	$ (0.28)	$ (0.22)	$ (0.83)	$ (0.93)

Weighted average number of common shares outstanding	103,476,781	38,156,591	76,436,408	34,376,427

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to Adjusted Net loss

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2013	2012	2013	2012

Net loss, as reported	$ (28,929)	$ (8,474)	$ (62,791)	$ (31,862)

Change in fair value of common stock warrant liability	(20,931)	1,118	(37,102)	4,845

Adjusted Net loss	$ (7,998)	$ (9,592)	$ (25,689)	$ (36,707)

Adjusted Loss per share: Basic and diluted	$ (0.08)	$ (0.25)	$ (0.34)	$ (1.07)

Weighted average number of common shares outstanding	103,476,781	38,156,591	76,436,408	34,376,427

Adjusted Net loss and Adjusted loss per share, basic and diluted, excludes the change in fair value of common stock warrant liability.

Reconciliation of Reported Net loss to EBITDAS

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2013	2012	2013	2012

Operating loss, as reported	$ (7,969)	$ (9,544)	$ (28,965)	$ (36,672)

Stock based compensation	604	501	2,181	2,002
Depreciation and amortization	1,041	1,190	4,179	4,376

EBITDAS	$ (6,324)	$ (7,853)	$ (22,605)	$ (30,294)

EBITDAS is defined as operating income (loss), as adjusted for depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2013	2012	2013	2012

Product and service revenues, as reported	$ 7,765	$ 5,696	$ 25,105	$ 24,407

Deferred revenue recognized in the reporting period	(74)	(1,619)	(697)	(3,362)
Current invoiceable value of shipments, recorded to deferred revenue	25	302	126	3,631

Product and service revenues, as adjusted	$ 7,716	$ 4,379	$ 24,534	$ 24,676

Cost of product and service revenue	$ 10,559	$ 9,106	$ 35,343	$ 37,658

Gross margin percentage	(36.0%)	(59.9%)	(40.8%)	(54.3%)

Adjusted gross margin percentage	(36.8%)	(107.9%)	(44.1%)	(52.6%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of product and service revenue and product and service revenue. We use the term adjusted gross margin percentage to refer to product and service revenue, as adjusted, less total cost of product and service revenue as a percentage of product and service revenue, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended Dec 31,
	2013	2012
Cash Flows From Operating Activities:
Net loss attributable to the Company	$ (62,670)	$ (31,862)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation of property, plant and equipment, and investment in leased property	1,908	2,070
Amortization of intangible asset	2,271	2,306
Stock-based compensation	2,181	2,002
Gain on sale of equity interest in joint venture	(3,235)	--
Loss on disposal of property, plant and equipment	66	52
Loss on sale of leased assets	--	20
Change in fair value of common stock warrant liability	37,102	(4,845)
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(2,408)	9,368
Inventory	(1,856)	(1,295)
Prepaid expenses and other current assets	138	(94)
Note receivable	61	(571)
Accounts payable, accrued expenses, product warranty reserve and other liabilities	(2,140)	914
Deferred revenue	1,702	1,770
Net cash used in operating activities	(26,880)	(20,165)

Cash Flows From Investing Activities:
Proceeds from sale of equity interest in joint venture	3,235	--
Purchase of property, plant and equipment	(111)	(78)
Proceeds from disposal of property, plant and equipment	84	64
Net cash provided by (used in) investing activities	3,208	(14)

Cash Flows From Financing Activities:
Net change in restricted cash	(500)	--
Proceeds from exercise of warrants	6,103	--
Proceeds from issuance of preferred stock	2,595	--
Preferred stock issuance costs	(224)	--
Proceeds from issuance of common stock and warrants	14,808	17,192
Common stock issuance costs	(1,934)	(1,402)
Repayment of borrowings under line of credit	(3,381)	(2,024)
Proceeds from finance obligation	2,600	2,105
Principal payments on obligations under capital lease and finance obligation	(699)	(170)
Net cash provided by financing activities	19,368	15,701

Effect of exchange rate changes on cash	(49)	1
Increase (decrease) in cash and cash equivalents	(4,353)	(4,477)
Cash and cash equivalents, beginning of period	9,380	13,857

Cash and cash equivalents, end of period	$ 5,027	$ 9,380
CONTACT: Media and Investor Relations Contact:
         Teal Vivacqua
         Plug Power Inc.
         Phone: 518.738.0269